XI.

CODE OF ETHICS: POLICY

CODE OF ETHICS

Swan Capital Management, Inc

Contents:

1.

Introduction

2.

General Principles

3.

Definitions

4.

Guidelines for Preferred Standards

5.

Personal Trading Policies

6.

Prohibited and Restricted Transactions

7.

Pre-Clearance for Personal Securities Transactions

8.

Review and Record Keeping

9.

Insider Trading Policies

10.

Whistleblower Policies

11.

Social Media Policies

12.

Political Contributions Policy

13.

Sanctions

14.

Certifications

15.

Exhibits:

a.

Access Persons and Employees

b.

Agreement To Abide by Code of Ethics

c.

Initial Personal Securities Holdings Report

d.

Quarterly Report of Personal Securities Transactions

e.

Annual Personal Securities Holdings Report

f.

Personal Securities Trading Request Form

g.

Advisor - Annual Certification of Compliance

h.

Annual Certification of Compliance – Rule 206(4)7

i.

Whistleblower Compliant Submittal Form

j.

Social Media Account Approval Form

k.

Social Media Account Review Permission Form

Introduction

This is the Code of Ethics (the “Code”) of Swan Capital Management, Inc. (the "Company").  The Company’s Policies on Insider Trading and Personal Securities Transactions are included in the Code.

Important Considerations About This Code:

1.

Terms in boldface have special meanings as used in this Code.  Please read the instructions below.

2.

All Access Persons must complete three Reporting Forms under this Code. Additional information regarding these Reporting Forms can be found below.   Copies of the Reporting Forms are included at the end of the Code or copies can be obtained from the Chief Compliance Officer.

3.

The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances.  However:

a.

the Company expects that waivers will be granted only in rare instances, and

b.

some provisions of the Code that are mandated by law cannot be waived.

4.

For purposes of this Code, all shareholders or other beneficial owners of the Company are considered an Associated Person of the Company.

5.

The Company’s management will review the terms and provisions of this Code at least annually and make amendments as necessary.  Any amendments will be distributed to all Associated Persons of the Company, and each Associated Person must provide in writing their receipt, understanding and acceptance of the changes.

6.

All Associated Persons are required to sign an Agreement to abide by the Company’s Code of Ethics and certify annual compliance with the Code.

7.

If there is any doubt or uncertainty about what this Code requires or permits, ask the Chief Compliance Officer.  Please do not guess at the answer.

B.

General Principles

The Company is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for the Company or its Associated Persons to:

1.

use for their own benefit (or the benefit of anyone other than the client), to the detriment of the client,  information about the Company’s trading or recommendations for client accounts; or

2.

take advantage of investment opportunities that would otherwise be available for the Company’s clients.

Also, as a matter of business policy, the Company wants to avoid even the appearance that the Company, its Associated Persons or others receive any improper benefit from information about client trading or accounts or from our relationships with our clients or with the brokerage community.

The Company expects all Associated Persons to comply with the spirit of the Code, as well as the specific rules contained in the Code.

The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. Violation of either the letter or the spirit of this Code, may result in the Company taking disciplinary measures, including, without limitation, imposing penalties or fines, reducing your compensation, demotion, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating of employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

C.

Definitions

These terms have special meanings in this Code of Ethics:

1.

Supervised Person - This term includes employees, directors, officers and partners of the Company, as well as any other person occupying a similar status or performing similar functions.  The Company may also include in this category all temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer.  For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code.  The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

2.

Access Person - An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.  All of the Company’s directors, officers, and partners are presumed to be Access Persons.

3.

Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as ‘Associated Persons’.

4.

Advisory Client - Any person to whom or entity to which the Company serves an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

5.

Beneficial Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person’s immediate family living in the Access Person’s household, as defined below.

6.

Chief Compliance Officer – Jim Engelken, or another person that has been designated to perform the functions of Chief Compliance Officer when the named Chief Compliance Officer is not available.  For purposes of reviewing the Chief Compliance Officer’s own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by Randy Swan, CEO.

7.

Covered Securities - Means anything that is considered a "security" under the Investment Company Act of 1940.

This is a very broad definition of security.  It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

•

exchange traded funds;

•

options on securities, on indexes and on currencies;

•

investments in all kinds of limited partnerships;

•

investments in foreign unit trusts and foreign mutual funds, and;

•

investments in private investment funds and hedge funds.

•

Covered funds as in any mutual fund advised by The Company, Inc.

If there is any question or doubt about whether an investment is considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

8.

Non-Reportable Securities - Rule 204A-1 does not require Access Persons to report:

a.

Direct Obligations of the US Treasury;

b.

Bankers’ acceptance, Certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

c.

Money market fund shares;

d.

Shares of open end mutual funds, unless the Company or control affiliate acts as the investment adviser or principal underwriter for the fund, or as a covered fund by the company, except for reportable funds (Swan Defined Risk Strategy funds);

e.

Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds;

f.

Securities held in accounts over which the access person had no direct influence or control; or

g.

Transactions effected pursuant to an automatic investment plan.

9.

Members of the Family/Household Include:

a.

A spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does  not contribute in any way to their support);

b.

Children under the age of 18;

c.

Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and

d.

Any of the people who live in the Access Person’s household including: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws and adoptive relationships.

D.

Guidelines for Professional Standards

At all times, all Associated Persons must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.  These standards require all personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.

1.

All Associated Persons are required to report any violation of the Code, by any person, to the Chief Compliance Officer or other appropriate person of the Company immediately.  Such reports will be held in confidence.

2.

Associated persons must place the interests of Advisory Clients first.  All Associated Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients.  In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.

3.

All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

4.

No Associated Person may serve on the board of directors of any publicly traded company without prior written permission from the Chief Compliance Officer.

5.

Associated persons must conduct all personal securities transactions in full compliance with this Code.  Doubtful situations should be resolved in favor of Advisory Clients and in cooperation with the Chief Compliance Officer. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.

6.

Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company’s clients.  Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person’s judgment.

7.

The Company has adopted Insider Trading Policies that set parameters to the establishment, maintenance, and enforcement of policies and procedures to detect and prevent the misuse of material and non-public information

8.

Associated persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the Chief Compliance Officer.

9.

When any Associated Person faces a conflict or potential conflict between their personal interest and the interests of clients, he or she is required to immediately report the conflict to the Chief Compliance Officer for instructions regarding how to proceed.

10.

The recommendations and actions of the Company are confidential and private matters.  Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker/dealers or other bona fide service providers in the ordinary course of business.  In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the Chief Compliance Officer.

11.

No Associated Person may accept or receive on his or her own behalf, or on behalf of the Company, any gift or other accommodation, which has a value in excess of $100.00 from any vendor, broker, securities sales representative, client or prospective client (a “business contact”) – per business contract per year, and an aggregate value in excess of $500/year.  All gifts or other accommodations, which have a value in excess of $100.00 received by an Associated Persons or their Family/Household from a business contact, must be immediately reported to the Chief Compliance Officer.

12.

No Associated Person may give on their behalf, or on behalf of the Company, any gift or other accommodation to a business contact which has a value in excess of $100.00, without prior written approval from the Chief Compliance Officer.

Policies regarding gift receipt/giving are not intended to prohibit normal business entertainment or customary meals.

13.

No Associated Person shall give any contributions to the political campaign of any person who, if elected, would be in the chain of command of people who oversee any public pension fund, whether the pension fund is currently a client or could be a  prospective client of the Company.  In addition, the Company shall not pay any person a referral fee for referring public pension clients.

14.

No Associated Person shall intentionally sell to or purchase from a client any security or other property.

15.

No Associated Persons shall provide loans to or receive loans from clients.

16.

No Associated Person shall communicate information known to be false to others (including but limited to clients, prospective clients, and other Associated Persons) with the intention of manipulating financial markets for persons gain.

E.

Personal Trading Policies

1.

General Information.  The following policies and procedures apply to all accounts owned or controlled by an Access Person, and any account in which the Access Person has any direct or indirect Beneficial Ownership.  These accounts are collectively referred to as “Covered Accounts”.  Any account in question should be addressed with the Chief Compliance Officer immediately to determine if it is a covered account.

2.

Reporting Requirements.  All Access Persons must file the reports described below, even if there are no holdings, transactions or accounts to list in the reports.  Copies of all reporting forms may be obtained from the Chief Compliance Officer.

a.

Initial Holdings Reports (Exhibit “A”).  No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must file an Initial Holdings Report with the Chief Compliance Officer.

The Initial Holdings Report requires that each Access Person list all Covered Accounts on the date the Associated Person became an Access Person. It also requires each Access Person to list all brokers, dealers, and banks holding any accounts, in which the Access Person had direct or indirect Beneficial Ownership, on the date the Associated Person became an Access Person (or on the date this Code was adopted, if the Associated Person was already an Access Person on such date).

This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report.  Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.

Each Associated Person must notify the Chief Compliance Officer of any updates or changes to his or her Covered Accounts within 10 days of such update or change. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

b.

Quarterly Transaction Reports (Exhibit “B”).  No later than 30 calendar days after the end of March, June, September and December each year, each Access Person must file a Quarterly Transaction Report with the Chief Compliance Officer.

The Quarterly Transaction Report requires each Access Person to list all transactions in Covered Accounts during the most recent calendar quarter in which the Access Person had Beneficial Ownership.  It also requires the Access Person to list all brokers, dealers and banks holding any Covered Accounts in which such person had direct or indirect Beneficial Ownership during the quarter. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer provided all required information is included in the report.  Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.

c.

Annual Holdings Reports (Exhibit “C”).  By January 31st of each year, each Access Person must file an Annual Holdings Report with the Chief Compliance Officer.

The Annual Holdings Report requires each Access Person to list all securities in Covered Accounts in which the Access Person had Beneficial Ownership as of December 31st of the previous year.  It also requires the Access Person to list all brokers, dealers and banks holding any accounts in which such person had direct or indirect Beneficial Ownership on December 31st of the previous year.  This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.  All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

3.

Restricted List.  Certain transactions in which the Company engages may require, for either business or legal reasons that any client accounts or proprietary accounts do not trade in certain securities for specified time periods.  A security will be designated as “restricted” if the Company is involved in a transaction that places limits on the aggregate position held by the accounts in that security, or if trading in a security should be restricted for any other reason.  The Company’s “restricted list” will be maintained by the CCO.   It is the employee’s responsibility to determine whether a security is on the Company’s restricted list prior to the execution of any security transactions.

The Company, Inc currently does not maintain a Restricted List of Securities.  All similar securities to those that Swan trades or has beneficial controls over, or has inside information on, must be pre-approved by the CCO before an employee may trade that security.  The Company, Inc predominately trades selected securities with no influential control in the securities.  These securities include the SPY, RUT, SPX, VIX and their options.  These securities are considered restricted by Swan as well as the Swan Defined Risk mutual funds and any other securities that the company may trade in the future.

4.

Principal Transactions.  Neither the Company nor an employee may engage in principal transactions between a proprietary account and a client account without first obtaining the prior written approval of the CCO and the consent of the client.

5.

Client Priority.  Clients must always receive the best price, in relation to employees, on same day transactions. Employees of the Company must first give priority on all purchases and sales of securities to the Company’s clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client.  While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

a.

contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations as available capital and current positions, and then to the account of the employee;

b.

knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client’s transactions;

c.

using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

d.

giving to any person information not generally available to the public about contemplated, proposed, or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

F.

Prohibited and Restricted Transactions

1.

Access Persons may not acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering without first seeking written approval from the Chief Compliance Officer. A Personal Securities Trading Request Form should be used for this purpose (See Exhibit “D”).

2.

Purchases and sales of restricted securities issued by public companies are generally prohibited, unless the Chief Compliance Officer determines that the contemplated transaction will raise no actual potential, or apparent conflict of interest.

3.

Any Access Person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek written approval by the Chief Compliance Officer. A Personal Securities Trading Request Form should be used for this purpose (See Exhibit “D”). In addition, if an Associated Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the Chief Compliance Officer.

4.

Participation in Investment Clubs must be approved in writing the Chief Compliance Officer in advance of any such participation.

G.

Case-by-Case Exemptions.

Because no written policy can provide for every possible contingency, the Chief Compliance Officer may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the Chief Compliance Officer.  Exceptions will only be granted in those cases in which the Chief Compliance Officer determines that granting the request will create no actual, potential or apparent conflict of interest.

H.

Pre Clearance for Personal Securities Transactions.

No trading transactions for proprietary accounts may be effected without the prior written approval of the CCO, and any transaction may be cancelled at the end of the day by the CCO and the trade allocated to a client account if determined by the CCO to be required.  Randy Swan, CEO, must similarly approve any trade by the CCO.  A Personal Securities Trading Request Form should be used for this purpose in the Form attached to this policy as Exhibit “D”.  The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee.  Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing by indicating such action on the Personal Securities Trading Request Form and returning it to the employee within 24 hours of the verbal notification.

a.

When any employee recommends that a security be bought or sold for a client account, such employee must disclose to the CCO if a position in that security is then held in the employee’s proprietary account.  The CCO may restrict such Employee from buying or selling the position from any proprietary account until a specified period of time after the orders for client accounts have been filled and there is no buying or selling program in progress.

I.

Review and Recordkeeping

The CCO shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics, Evidence of the reviews shall be maintained in the Company’s files.  Randy Swan, CEO will review the CCO’s personal securities trading reports.

The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

If the Company discovers any trading activity that appears to be in violation of this policy, the CCO, and/or other senior representatives of the Company, will meet with the Access Person to review the findings and discuss additional pertinent information related to the situation. Where necessary, one or more of the following remedial actions may be taken:

•

Written warning that will be made a permanent part of the Access Person’s record;

•

Disgorgement of profits;

•

Monetary fine; and/or

•

Termination of employment.

J.

Insider Trading Policies

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company.  The term “insider trading” is not defined in the securities laws, but generally, it refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

1.

Prohibited Activities.   All Associated Persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Company are prohibited from the following activities:

a.

trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

b.

communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

2.

Reporting of Material, Non-Public Information.  Any Associated Person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer.  The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

3.

Definitions

a.

Material Information.  “Material information” generally includes:

(i)

any information that a reasonable investor would likely consider important in making his or her investment decision; or

(ii)

any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

b.

Non-Public Information.  Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information.  For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

c.

Insider Trading.  While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

d.

Insiders.  The concept of “insider” is broad, and includes all Associated Persons of a company.  In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes.  Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the Associated Persons of such organizations.

e.

Penalties for Insider Trading.  The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

(i)

civil injunctions

(ii)

jail sentences

(iii)

revocation of applicable securities-related registrations and licenses

(iv)

fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

(v)

fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading Policies.  These sanctions may include suspension or dismissal of the persons involved.

K.

Whistleblower Policy

1.

Purpose.  This policy establishes procedures for the receipt, review, and retention of complaints relating to the Adviser’s accounting, internal accounting controls, and auditing matters.  The Adviser is committed to complying with all applicable accounting standards, accounting controls, and audit practices.  While the Adviser does not encourage frivolous complaints, the Adviser does expect its officers, employees, and agents to report any irregularities and other suspected wrongdoing regarding questionable accounting or auditing matters.  It is the Adviser‘s policy that its employees may submit complaints of such information on a confidential and anonymous basis without fear of dismissal or retaliation of any kind.  This policy applies only to reports concerning Accounting Violations (as defined in Part 3 below).

The Audit Committee is responsible for overseeing the receipt, investigation, resolution, and retention of all complaints submitted pursuant to this policy.

This policy was adopted in order to:

a.

Cause violations to be disclosed before they can disrupt the business or operations of the Adviser, or lead to serious loss;

b.

Promote a climate of accountability and full disclosure with respect to the Adviser’s accounting, internal controls, compliance matters, and Code of Ethics; and

c.

Ensure that no individual feels at a disadvantage for raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Compliance Manual, Code of Ethics, or law.

2.

Reporting Persons Protected.  This policy and the related procedures offer protection from retaliation against officers, employees, and agents who make any complaint with respect to perceived violations (referred to herein as a “Reporting Person”), provided the complaint is made in good faith. “Good faith” means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

The Adviser will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his employment with the Adviser based upon such Reporting Person’s submitting in good faith any complaint regarding an Accounting Violation.  Any acts of retaliation against a Reporting Person will be treated by the Adviser as a serious violation of Adviser policy and could result in dismissal.

3.

Scope of Complaints.  The Adviser encourages employees and officers (“Inside Reporting Persons”) as well as non-employees such as agents, consultants and investors (“Outside Reporting Persons”) to report irregularities and other suspected wrongdoings, including, without limitation, the following:

a.

Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Adviser;

b.

Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;

c.

Deficiencies in or noncompliance with the Adviser’s internal controls and procedures;

d.

Misrepresentation or false statement to or by a senior officer of the Adviser regarding any matters in violation of state and/or federal securities laws; or

e.

Deviation from full and fair reporting of the Adviser’s financial condition.

4.

Confidentiality of Complaint.  The Audit Committee will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized the Adviser to disclose his identity.

The Audit Committee will exercise reasonable care to keep the identity of any Outside Reporting Person confidential until it launches a formal investigation.  Thereafter, the identity of the Outside Reporting Person may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint.  Furthermore, the identity of an Outside Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

5.

Submitting Complaints

a.

Inside Reporting Persons should submit complaints in accordance with the following procedures:

(1)

Complaints must be submitted in writing and mailed in a sealed envelope addressed as follows:   The Audit Committee Chairman, Confidential – To be Opened Only by the Audit Committee Chairman.

The Committee recommends that Inside Reporting Persons use the sample Complaint Form attached to this policy when reporting violations.

(1)

If they so desire, Inside Reporting Persons may request to discuss their complaint with the Audit Committee Chairman by indicating such desire and including their name and telephone number in the complaint.

(2)

Inside Reporting Persons may report violations on an anonymous basis.  The Committee urges any employee that is considering making an anonymous complaint to strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve.  In addition, employees considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis.  Therefore, the Adviser encourages employees to identify themselves when making reports of Accounting Violations.  In responding to anonymous complaints, the Committee will pay due regard to:

(i)

The fairness to any individual named in the anonymous complaint;

(ii)

The seriousness of the issue raised;

(iii)

The credibility of the information or allegations in the complaint, with allegations that are conclusory or that do not have a specific factual basis being likely to receive less credence; and

(iv)

The ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.

b.

Outside Reporting Persons should submit complaints concerning violations in accordance with the following procedures:

(1)

Complaints may be submitted by e-mail to the CCO or by a written letter in a sealed envelope addressed as follows:  The Audit Committee Chairman, Confidential – To be Opened Only by the Audit Committee Chairman

The Committee recommends that Outside Reporting Persons use the sample Complaint Form attached to this policy when reporting Accounting Violations.

(2)

Outside Reporting Persons are required to disclose their identity in any complaints submitted under this policy. Complaints submitted by non-employees on an anonymous basis may not be reviewed.

6.

Investigation of Complaints

a.

Upon receipt of a complaint, the Audit Committee Chairman (or his designated representative) will confirm the complaint pertains to a violation.  Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein.  Any complaints submitted pursuant to this policy that do not relate to a violation will be returned to the Reporting Person, unless the Reporting Person’s identity is unknown.

b.

The Audit Committee Chairman may enlist employees of the Adviser and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint.

c.

The results of each investigation will be reported timely to the Audit Committee, which will then apprise the Chief Executive Officer, and prompt and appropriate remedial action will be taken as warranted in the judgment of the Chief Executive Officer or as otherwise directed by the Audit Committee.  Any actions taken in response to a complaint will be reported to the Reporting Person to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

d.

An Inside Reporting Person who is not satisfied with the outcome of the initial investigation or the remedial action taken with respect thereto, if any, may submit directly to the Audit Committee for its review a written complaint with an  explanation of why the investigation or remedial action was inadequate.  An Inside Reporting Person may submit a revised complaint on an anonymous basis in his sole discretion.  The Inside Reporting Person should forward the revised complaint to the attention of the Audit Committee Chairman in the same manner as set out above for the original complaint.

e.

The Audit Committee will review the Reporting Person's revised complaint, together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation.  The Audit Committee will conduct a subsequent investigation to the extent and in the manner it deems appropriate.  The Audit Committee may enlist employees of the Adviser and outside legal, accounting and other advisors, as appropriate, to undertake the subsequent investigation.  The Audit Committee or its designated representative will inform the Reporting Person of any remedial action taken in response to a Revised Complaint to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

7.

Retention of Complaints.  The Chief Compliance Officer will maintain all complaints received, tracking their receipt, investigation, and resolution.  All complaints and reports will be maintained in accordance with the Adviser’s confidentiality and document retention policies.

8.

Unsubstantiated Allegations.  If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person.  In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported.  If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action.  Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated:  (i) the conclusions of the investigation will be made known to both the Reporting Person, unless the complaint was submitted on an anonymous basis, and, if appropriate, to the persons against whom any allegation was made in the complaint; and (ii) the allegations will be dismissed.

9.

Reporting and Annual Review.  The Chairman of the Audit Committee will submit periodic reports to the Chief Executive Officer and the Audit Committee of all complaints and any remedial actions taken in connection therewith.  This policy will be reviewed annually by the Audit Committee, taking into account the effectiveness of this policy in promoting the reporting of Accounting Violations of the Adviser, but with a view to minimizing improper complaint submissions and investigations.

10.

Website Publication.  This policy will be posted on the Adviser’s website, {www.swanwealthadvisors.com}.

Responsible Party:  Audit Committee

[See Exhibit I – Whistleblower Complaint Form]

L.

Social Media Policy

Background:

Pursuant to Rule 206(4)-7 under the Investment Advisers Act of 1940 (the “Advisers Act”), advisers using social media should adopt, and periodically review the effectiveness of policies and procedures regarding social media in the face of rapidly changing technology.  Advisers’ use of social media must comply with various provisions of the federal securities laws, including, but not limited to, the antifraud, compliance, and recordkeeping provisions.

Posts, tweets, or other electronic medium may be deemed advertising under the Advisers Act, and, as a result, require prior supervisory approval and retention.  In light of the Advisers Act's broad definition of advertisements, Adviser and its investment advisory representatives (“IARs”) should be judicious in any client communication and consider all online or social networking activity that expressly identifies Adviser as an investment adviser to be an advertisement, including but not limited to, bulk email, television or radio pieces, websites, Facebook pages, LinkedIn, or similar pages, blogs, or Twitter feeds.  Further, comments posted by a client could be considered a testimonial, which are banned by Rule 206(4)-1 of the Advisers Act.

Policy:  Subject to the following guidelines, it is the policy of the Adviser to allow its IARs to maintain social media accounts consisting of personal blogs and LinkedIn, Twitter, and Facebook accounts subject to the following policies and guidelines relating to their permitted usage of such accounts.

By enacting this policy, the firm does not intend to interfere with an employee’s rights under the National Labor Relations Act.

Procedures:

1.

Advertising.  Any communications that may be transmitted to more than one person, in any form, will constitute advertising and subject to Adviser’s advertising and marketing policy.  Pursuant to this policy, any posting to a social media site, tweet, or re-tweet will be considered advertising.  All static posts to a social media site require preapproval by the Adviser.

2.

Supervisory

b.

Adviser requires that an archival system be created and that all of its corporate social media accounts be loaded into the Adviser’s social media archival system.  Adviser will periodically1 monitor the social media archive to identify any instances of misuse with respect to the requirements above.

c.

 In addition, IARs who use social media shall:

(1)

Notify Adviser in writing of their existing and any new social media accounts or blogs they may have or wish to open;

(2)

Provide Adviser with the name of the account for input into the archival system;

(3)

Sign an authorization giving Adviser authority to monitor the account for purposes of its supervisory obligations;

(4)

Maintain a copy of the Chief Compliance Officer’s written approval for each social media account they have opened;

(5)

On an annual basis, sign an attestation that all social media accounts they have used during the prior year have been previously reported to the Adviser, and if one or more are no longer in use, a statement to that effect; and

(6)

As part of the annual Code of Ethics requirements, sign an attestation acknowledging an understanding of these policies under the Code and report any violations as soon as they become aware of such violations.

d.

Should inappropriate comments or materials be found on an IAR’s social media site, the Chief Compliance Officer will conduct an in-depth review of the IAR’s other social media content.  Action to be taken by the Adviser shall be dependent on the results of the investigation, and may include:

(1)

Remedial training on advertising and the Adviser’s social media policy;

(2)

Prohibiting the IAR from any future use of the social media site; and/or

(3)

Suspension or termination of employment as an IAR, as well as possible reporting to the appropriate regulatory authority.

3.

Guidelines.  As part of its social media policy, the Adviser adopts the following guidelines:

a.

Social Media use by Adviser.  Adviser’s use of social media is subject to its advertising and marketing policies and procedures.

b.

Social Media use by IARs

(1)

IARs must not post or link to comments or content that is harassing, defamatory, indecent, or misrepresents the stated policies, practices, performance returns, or investment strategies provided by the Adviser.

(2)

IARs must be honest and consistent with prior professional comments the IAR has provided to clients while providing investment advisory services or in presentations previously made on behalf of the Adviser.

(3)

IARs must not make comments in retaliation to negative posts or comments received on the IAR’s site.  If warranted, the IAR should work through the compliance department to address any issues directly relating to customer issues identified in such posts.

(4)

IARs must not accept third party testimonials or recommendations if the IAR mentioned or otherwise indicated that he provides investment services on the social media site.  If the IAR previously accepted a testimonial, he should go into his social media site and follow the steps to block from view any testimonials that he currently may have.  Failure to reject or block previously accepted testimonials might subject the IAR to the Adviser placing restrictions on the IAR’s future social media usage or to possible disciplinary sanctions.

(5)

IARs must not use the “like” feature on the social media sites of others or from re-tweeting materials unless the Adviser is fully comfortable with accepting the information that the IAR “liked” or “re-tweeted” as their own. If at all possible, IARs should disable the like button on their social media site and remove any instances where someone indicated liking material on these sites as soon as possible.

(6)

IARs must not include any favorable comment on their social media posts or blogs from themselves through other social media accounts the IARs may have.

(7)

IARs must protect the customer’s privacy by prohibiting the use of a customer’s name, address, identification information, financial, account holdings, or any other information specific to a customer on the IAR’s social media site.

(8)

IARs are prohibited from using Facebook Chat.

(9)

IARs who are also a registered representatives must notify their broker/dealer prior to making any LinkedIn or other social media profile change or other change that would be considered to be static content for pre-approval or content that would be considered sales literature prior to implementing the change on their social media site.

(10)

IARs must not provide legal or tax opinions, or make specific investment recommendations on their social media site.

(11)

IARs may not make any negative references about the Adviser on their social media site, or from making any misrepresentation as to their title, responsibilities, or function with the Adviser.

(12)

IARs may not use superlatives, exaggeration, or anything that might suggest a guaranteed return or guaranteed successful results.

(13)

IARs may not use industry jargon, and must consider their audience and prepare any posted materials so that the least sophisticated customer can clearly understand them.

(14)

IARs must not use charts, graphs, formulas, or other tools on their social media site that may be used in determining which securities to buy or sell or when to do so.

(15)

IARs must follow standard performance guidelines in presenting Adviser performance, including the requirement to show returns net of applicable advisory fees and other required charges on the account.

(16)

IARs must not offer any report, service, or analysis labeled as free on their social media site unless it is in fact free with no further obligation or commitment.

(17)

IARs must not disclose any material non-public information in their possession.

(18)

IARs must not discuss or disclose the Adviser’s proprietary information, intellectual property interests, or other trade secrets on their social media site.

(19)

IARs must use appropriate disclosures as to their business affiliations, relevant conflicts of interest, and correctly attribute ownership of any comments, statements, or quotes to their originator.

(20)

IARs must not reference past specific successful recommendations of securities, unless they provide a separate detailed list of all past recommendations, good or bad, over at least the past year, with the name of the security, the date recommended, and the price at which it was recommended.  IARs also need to include a legend that past performance is not an indication of future performance with the materials.  IARs also must disclose all material facts relating to any recommendation.

(21)

IARs’ posts must not have any untrue statement of material fact or otherwise be false or misleading.

(22)

IARs may not share their contacts on LinkedIn with any other user since their contact list may also contain clients.  Any sharing of client data would be in violation of Regulation S-P, the Gramm-Leach-Bliley Act, and various other state laws.

c.

Social Media use by Solicitors.  The Solicitor Agreement between the Adviser and its Solicitors states that the Solicitor may not publish advertisements, distribute sales or promotional literature, or engage in any communication, including communications via social media, describing the Adviser’s services without obtaining the prior written approval from the Adviser.  The Adviser will review and approve the Solicitor’s usage of social media in conformance with these policies.

4.

Books and Records.  While it is unclear whether all social media should be considered an advertisement and as such required information to be maintained for a minimum of five years, as a best practice, the Adviser will capture any social media content relating to the firm, whether it be in the form of a mention, a contact, a marketing blurb, a blog, a performance report, a tweet or re-tweet, a Facebook fan page or wall, a LinkedIn profile, or otherwise, and store such social media in its archive.

5.

Training and Certification.  The Adviser requires its IARs to annually take internal training on the Adviser’s policies and procedures regarding social media and interactive electronic communications.  Adviser will establish a training program to administer to the IARs covering its social media policy.

Responsible Party:  Chief Compliance Officer

M.

Political Contributions Policy

POLITICAL CONTRIBUTIONS BY INVESTMENT ADVISERS (PAY-TO-PLAY)

Background:  Rule 206(4)-5 of the Advisers Act provides that an adviser who makes political contributions to an elected official who is in a position to influence the selection of the adviser to provide advisory services to a government entity will be barred for two years from providing advisory services for compensation to that government entity. The rule applies to the adviser as well as certain executives and employees of the adviser.

Rule 206(4)-5 also prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the adviser, unless the solicitor or placement agent is a “regulated person” subject to prohibitions against engaging in pay-to-play practices.  Further, the rule prevents an adviser from coordinating or asking another person or political action committee (“PAC”) to make contributions to an elected official, candidate, or political party for purposes of influencing the selection of the adviser. Finally, the rule prohibits an adviser and certain of its executive officers and employees from engaging in pay-to-play conduct indirectly, such as by directing or funding contributions through third parties such as spouses, lawyers, or companies affiliated with the adviser, if that conduct would violate the rule if the adviser engaged in it directly.

Rule 206(4)-5 applies to any adviser registered or required to register with the SEC, as well as any adviser not registered in reliance on Section 203(b)(3) of the Advisers Act.

1.

Restrictions on Political Contributions. Rule 206(4)-5 makes it unlawful for an adviser to receive compensation for providing advisory services to a government entity for a two-year period after the adviser or any of its covered associates makes a political contribution to an elected official or candidate of a government entity that is in a position to directly or indirectly influence the hiring of the adviser or has the authority to appoint an person who could directly or indirectly influence the hiring of the adviser.

a.

The term “contribution” includes a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for federal, state or local office, including any payment of debt incurred in connection with an election.  A contribution also includes transition or inaugural expenses of the successful candidate for state or local office.  Transition or inaugural expenses of a successful candidate for federal office are not included in the definition. The SEC would not consider donations of time by an individual to be a contribution, provided the donation of time is not made at the adviser’s request and the adviser’s resources, such as office space and telephone are not used.

Any expenses incurred by an adviser in hosting a fundraising meeting or conference for a candidate or official would be a contribution by the adviser, thereby triggering the two-year time-out on the adviser receiving compensation for providing advisory services to the government entity over which that official has influence.  Such expenses may include, but are not limited to, the cost of the facility, the cost of refreshments, any expenses paid for administrative staff or the payment or reimbursement of any of the government official’s expenses for the event. The de minimis exception discussed below would not be available with respect to these expenses because they would have been incurred by the firm, not by a natural person.

b.

An “official” is defined in the rule to mean any person (including the campaign committee for that person) who, at the time of the contribution, was an incumbent, candidate or successful candidate for elective office of a government entity, if the office is directly or indirectly responsible for or can influence the hiring of an adviser by a governmental entity or has the authority to appoint any person who is directly or indirectly responsible for or can influence the hiring of an adviser by a governmental entity. An incumbent state or local official running for a federal office would continue to be an “official” under the rule not because of the office he is running for, but because of the office he currently holds.

c.

Under the rule, “covered associates” include the adviser’s general partners, managing members, executive officers, or other individuals with similar status or function.  The term also includes any employee who solicits a government entity for the adviser and any person who directly or indirectly supervises that employee.  Finally, the term also includes any PAC controlled by the adviser or any of its covered associates.  An adviser and its covered employees are considered to control a PAC if each has the ability to direct or cause the direction of the governance or operation of the PAC.

d.

The term “executive officers” includes:  (i) the adviser’s president; (ii) any vice president in charge of a principal business unit, division or function; (iii) any other officer of the adviser who performs a policy-making function; and (iv) a person who performs similar policy-making functions for the adviser. Whether an individual is an executive officer depends on his function not title. Contributions by non-executive employees (other than those who solicit government entities) would not trigger the rule, unless the adviser or any of its covered associates used the person to indirectly make a contribution.

e.

Two Year Timeout.  Advisers making contributions covered by the rule would not be prohibited from providing advisory services after triggering the two-year “timeout,” but would be prohibited from receiving compensation for providing advisory services during that time.  The two-year time-out begins to run once the contribution is made and not when the contribution is discovered by the adviser or the SEC examination staff. An adviser’s fiduciary duties may obligate it to continue to provide advisory services without compensation for a reasonable period of time after the two-year time-out is triggered.

Under the rule, the two-year time-out continues to apply to an advisory firm after the covered associate who made the triggering contribution has left the firm. In addition, the two-year time-out applies to any new advisory firm that, within two years after the contribution was made, employs a person who made the contribution.  However, the two-year time-out will not be applicable to a covered associate’s new advisory firm if the contribution that would normally trigger the time-out is made more than six months prior to the individual becoming a covered associate of the new firm, unless the person, after becoming a covered associate, solicits clients.

f.

Exceptions.  Rule 206(4)-5(b)(1) permits contemplates two exceptions to the two-year time-out applicable to contributions made by covered associates.

(1)

De Minimis Exception.  Each covered associate, if a natural person, may make an aggregate contribution without triggering the two-year time-out of up to $350 to an elected official or candidate for whom the covered associate is entitled to vote and up to $150 per election to an elected official for whom the individual is not entitled to vote.  The $350 limit applies per covered employee and is not an aggregate limit for all of an adviser’s covered associates.

(2)

Returned Contributions.  This exception is available to contributions by a covered associate, if a natural person, that in the aggregate do not exceed $350 per official, per election.  In order to qualify for this exception, the adviser must have discovered the contribution within four months of the date the contribution was made and, within 60 calendar days of learning of the contribution, must cause the contribution to be returned to the contributor.  An adviser with more than 50 employees may rely on this exception three times in any calendar year, while advisers with 50 or fewer employees may rely on this exception no more than twice in a calendar year. No adviser may rely on the exception more than once with respect to the same covered associate, regardless of the time period.

Both of these exceptions are applicable only to contributions made by natural persons, not to contributions made by the advisory firm.

2.

Prohibition on the Use of Third-Party Solicitors. Rule 206(4)-5(a)(2)(i) makes it unlawful for an adviser subject to the rule and its covered associates to make or agree to make payments to any third-party solicitor or placement agent, directly or indirectly, to solicit a government entity for advisory business, unless the solicitor or placement agent is a “regulated person” subject to prohibitions against engaging in pay-to-play practices.

a.

A “regulated person” is a registered investment adviser or broker/dealer who is in compliance with applicable pay-to-play regulations.  An adviser must immediately cease compensating a solicitor who no longer meets the definition of a “regulated person.”  Advisers compensating other advisers who qualify as regulated persons for soliciting government entities must adopt policies and procedures reasonably designed to prevent a violation of the rule.

b.

The rule defines “payment” to mean any gift, subscription, loan, advance, deposit of money, or anything of value, and would include payments to pension consultants for performing various services, such as sponsoring conferences, if those services are intended to obtain government clients.  Unlike the definition of “contribution,” the definition of “payment” does not include the limiting language relating to the purposes for which the money is given.

The rule applies only to third-party solicitors who solicit government entities for advisory services. The prohibition does not apply to the solicitation activities of the adviser’s employees, general partners, managing members, executive officers, or other individuals with similar status or functions.  A violation of this section of the rule does not trigger the two-year ban on compensation, but would be a violation of the rule.

3.

Ban on Solicitation or Coordination of Contributions. Rule 206(4)-5(a)(2)(ii) makes it unlawful for an adviser subject to the rule and its covered associates to coordinate or solicit any person or PAC to make contributions to an official of a government entity to which the adviser is providing or seeking to provide investment advisory services, or to make payments to a political party of a state or locality where the adviser is providing or seeking to provide investment advisory services to a government entity.

a.

The SEC declined to draw a bright line on what activities involve coordination or solicitation of a contribution, stating that whether a particular activity involves coordination or solicitation of a contribution or payment for purposes of the rule will depend on the facts and circumstances.  However, the SEC did note in the adopting release that an adviser who consents to the use of its name on fundraising literature for a candidate would be soliciting contributions for that candidate.  Similarly, an adviser who sponsors a meeting or conference that features a government official as an attendee or guest speaker and that involves fundraising for the government official would be soliciting contributions for that official.

b.

An adviser is deemed to be “seeking to provide” advisory services to a government entity when it responds to a request for proposal, communicates with a government entity regarding that entity’s formal selection process for advisers, or engages in some other solicitation of investment advisory business of the government entity.  A violation of this section of the rule would not trigger the two-year ban on compensation, but would be a violation of the rule.

4.

Prohibition on Certain Indirect Activities. To ensure that advisers and government officials do not structure pay-to-play arrangements in a way that attempts to evade the prohibitions of the rule, the rule includes a provision that makes it unlawful for an adviser or any of its covered associates to do anything indirectly that, if done directly, would result in a violation of the rule. As a result, an adviser and its covered associates may not funnel payments through third parties, including, for example, consultants, attorneys, family members, friends, or companies affiliated with the adviser as a means to circumvent the rule.

5.

Application to Covered Investment Pools. An adviser to certain pooled investment vehicles in which a government entity invests or is solicited to invest, is treated as though the adviser were providing or seeking to provide investment advisory services directly to the government entity.  Thus, a political contribution to a government official that would, under the rule, trigger the two-year time-out from providing advice for compensation to the government entity would also trigger a two-year time-out from the receipt of compensation for the management of those assets through a covered investment pool.  Covered investment pools include registered investment companies, hedge funds, private equity funds, and collective investment trusts.

a.

The term “covered investment pool” include any investment company registered under the 1940 Act that is an investment option of a plan or program of a government entity.  A “plan or program of a government entity” is defined to mean a participant directed plan established by a state or political subdivision, including 529 plans, 403(b) plans, 457 plans, or any similar plan or program.

b.

The term “covered investment pool” also includes any company that would be an investment company under Section 3(a) of the 1940 Act but for the exclusions provided by Sections 3(c)(1), 3(c)(7) or 3(c)(11) of the 1940 Act.

If a government entity is an investor in a covered investment pool at the time a contribution triggering a two-year time-out is made, the adviser must forgo any compensation related to the assets invested or committed by that government entity.

6.

Sub-advisers.  By the terms of the rule, if an adviser or sub-adviser makes a contribution that triggers the two-year time-out, the sub-adviser or adviser, as applicable, that did not make the triggering contribution could continue to receive compensation from the government entity, unless the arrangement were a means to do indirectly what the adviser or sub-adviser could not do directly under the rule.  Advisers to underlying funds in a fund-of-funds arrangement are not required to look through the investing fund to determine whether a government entity is an investor in the investing fund unless the investment was made in that manner as a means for the adviser to do indirectly what it could not do directly under the rule.

7.

SEC Exemptions.  Rule 206(4)-5 contains a provision authorizing the SEC to exempt advisers from the time-out requirements where the adviser discovers the contributions that trigger the compensation ban only after they have been made or when the imposition of the prohibitions is unnecessary to achieve the rule’s intended purpose.  Rule 206(4)-5(e) lists the factors to be considered by the SEC in determining whether to grant an exemption.  An adviser seeking an exemption could place into an escrow account any advisory fees earned between the date of the contribution triggering the prohibition and the date on which the SEC determines whether to grant an exemption.  The escrow account would be payable to the adviser if the SEC grants the exemption.  If the SEC does not grant the exemption, the fees contained in the account would be returned to the government entity client.

8.

Recordkeeping Requirements.  Rule 204-2 under the Advisers Act requires an adviser who is registered or required to be registered with the SEC to make and keep records of contributions made by the adviser and covered associates to government officials and candidates, payments to state or local political parties and PACs, and the names of regulated persons the adviser pays for solicitation services.  The amendments only require advisers to make and keep records of their covered associates, and their own and their covered associates’ contributions, if they provide advisory services to a government client.  However, an adviser who does not maintain these records because it currently does not have any government entity clients risks violating Rule 206(4)-5 and subjecting itself to the two-year time-out if it ultimately obtains a government entity client.

The records of contributions and payments are required to be in chronological order and indicate the name and title of the contributor, the name and title of the recipient, the amount and date of each contribution or payment, and whether the contribution or payment was subject to an exception provided by the rule. The records would need to be maintained for five years, the first two in the office of the investment adviser.

Procedures:

1.

Prior to commencement of employment, all new covered associates must disclose in writing all political contributions to elected officials or candidates for office made within the last 24 months.  The disclosure shall include:

a.

The name of the elected official or candidate;

b.

The name of the elected office held by the official or sought by the candidate;

c.

The date of the contribution; and

d.

The amount contributed.

2.

All covered associates must obtain pre-clearance before contributing the following to an elected official or candidate for office:

a.

Gifts;

b.

Subscriptions;

c.

Loans, advances, or deposits of money;

d.

Payment of debt incurred in connection with an election;

e.

Transition or inaugural expenses; or

f.

Anything of value made for the purpose of influencing an election for federal, state, or local office.

3.

All covered associates must obtain pre-clearance before donating time to the election campaign of an elected official or candidate for elected office.

4.

Covered associates must obtain pre-clearance before hosting a fundraising meeting or conference for a candidate or official, or volunteering to bear expenses associated with such fundraising meeting or conference.

5.

On an annual basis, all covered associates must disclose in writing all political contributions to elected officials or candidates for office and volunteer in connection with the campaigns of such elected officials or candidates for office made within the last 24 months.

6.

If the Advisers discovers a political contributions made in violation of Rule 206(4)-5 for which an exception is not available:

a.

If assets of the government entity are managed in a separate account, the Adviser shall:

(1)

Return all compensation promptly upon discovering the triggering contribution; and

(2)

waive the advisory fee or terminate the contract with the governmental entity.

b.

If the government entity is invested in a private pool, the Adviser shall:

(1)

cause the pool to redeem the investment of the government entity; or

(2)

waive or rebate the portion of its fees or any performance allocation or carried interest attributable to assets of the government client.

c.

If the government entity is invested in a registered investment company, the Adviser shall:

(1)

waive its advisory fee for the fund as a whole in an amount approximately equal to fees attributable to the government entity; or

(2)

rebate the government entities portion of the advisory fee to the fund as a whole.

Responsible Party:  Chief Compliance Officer

N.

Sanctions

All disciplinary responses to violations of the Code shall be administered by the Chief Compliance Officer, subject to approval by the President of the Company.  Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

O.

Certification

Upon the Company’s adoption of this Code  and annually thereafter, all Associated Persons are required to certify in writing his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein.  Additionally, any change or modification to the Code will be distributed to all Associated Persons and they will be required to certify in writing their receipt, understanding and acceptance of the change(s).

1 Each Adviser should determine what "periodically" means for their firm’s policy, real-time, daily, weekly, or another period.  The determination depends on the volume and pace of communications posted on a site or the nature of, and the probability to mislead contained in, the subject matter discussed in particular conversation streams. The after-the fact review of violative content days after it was posted on a firm’s social networking site, depending on the circumstances, may not be reasonable, particularly where social media content can be rapidly and broadly disseminated to investors and the markets.

Exhibit “A”

ACCESS PERSONS AND EMPLOYEES

As of

4/17/2012

NAME	TITLE	ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS	ACCESS PERSON

Randall W. Swan	President		Yes
Robert Swan	Dir. Of Trading and Technology		Yes
Jim Pritchard	Dir. Of Sales and Marketing		Yes
Jim Engelken	CFO/CCO		Yes
Sean McCaffrey	Sales Solicitor		Yes

Exhibit “B”

Swan Capital Management, Inc

AGREEMENT TO ABIDE BY CODE OF ETHICS

This agreement is entered into by and between Swan Capital Management, Inc. (the “Company”) and the Associated Person whose name and signature is represented below (the “Employee”).

By signing this agreement, I, __________________________(Access Person Name) acknowledge that:

1.

I have received a copy of the Company’s Code of Ethics;

2.

I have read and understands the information contained in the Code of Ethics; and,

3.

I will abide by the Code of Ethics and any subsequent amendments thereto.

 I further certify that I have disclosed all legal and disciplinary events for which I am, or have been, personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

To comply with the personal securities transactions reporting policy and the Company’s Code of Ethics, I further certify that I have directed each broker with whom I have an account to send to Swan Capital Management, Inc designated CCO duplicate copies of all periodic statements relating to my account(s) and have complied with the reporting requirements of the policy and Code of Ethics.

____________________________                      ____________________

Signature                                                               Date

_______________________

Reviewed by: CCO/Jim Engelken or Randy Swan

_______________________

Date

Exhibit “C”

Swan Capital Manament, Inc

Initial Personal Securities Holdings Report

To:

Chief Compliance Officer, Jim Engelken/Randy Swan.

From:  _________________________________________

(Access Person – Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW

Re:  Initial Personal Securities Holdings Report pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended:

As of,       201      , I hold the following securities:

Security Title*	Type of Security	Ticker/CUSIP	# Shares	Principal Amount	Name of Broker Dealer

 *Include interest rate and maturity date if applicable

☐

As of     , 20  , I do not have any direct or indirect Beneficial Ownership in any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am associated with Swan Capital Management, Inc.

☐

The following broker/dealer bank or other custodian hold accounts which are invested in non-covered securities in which I have Beneficial Ownership.

Use additional sheet(s) if necessary

Signed:__________________________

Date:  _________________

Report reviewed by:  _______________   Date: ________________

Exhibit “D”

Swan Capital Management, Inc

Quarterly Report of Personal Securities Transactions

To:

Chief Compliance Officer, Jim Engelken/Randy Swan

From:  _________________________________________

(Access Person – Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW

Re:  Quarterly Report of Personal Securities Transactions pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended:

During the quarter ending     , I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following securities:

Date	Nature of the Transaction	Security Title*	Ticker/CUSIP	# Shares	Price	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date if applicable

[Use additional sheet(s) if necessary]

☐

During the above period, I have not purchased or sold any Covered Securities in my personal brokerage account or in any account in which I have a direct or indirect Beneficial Ownership.

☐

During the above period, no Covered Accounts in which I have a Beneficial Ownership have been opened, which I have not disclosed to Swan Capital Managment, Inc.

☐

I do not currently have a personal securities brokerage account and/or I do not have Beneficial Ownership in any Covered Account. However, I agree to promptly notify Swan Capital Managment, Inc if any such account is opened, so long as I am associated with Swan Management, Inc.

Signed: ____________________________

Date: _______________

Report reviewed by:  __________________   Date:  _____________

Exhibit “E”

Swan Capital Management, Inc

Annual Personal Securities Holdings Report

To:

Chief Compliance Officer, Swan Capital Management, Inc., (Jim Engelken/Randy Swan)

From:  _______________________________________

(Access Person – Please Print)

Re:  Annual Personal Securities Holdings Report pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended:

☐  As of      , 20  , I have already disclosed securities accounts in which I have Beneficial Ownership to Swan Capital Management, Inc and any new account information is attached to this report.

☐  As of     , 20  , I do not have any direct or indirect Beneficial Ownership in any Covered Account. However, I agree to promptly notify Swan Capital Management, Inc if any such accounts are opened, so long as I am associated with Swan Capital Management, Inc.

☐  The following broker/dealer bank or other custodian hold accounts which are invested in non-covered securities in which I have Beneficial Ownership.

Use additional sheet(s) if necessary

Signed: ____________________________

Date: _______________

Report reviewed by:  __________________   Date:  _____________

Exhibit “F”

Swan Capital Management, Inc

Personal Securities Trading Request Form

Name:  _____________________________________

Details of Proposed Transaction

Circle One	Purchase / Sale
Date of Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share /Units
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request:  ________________________

You ☐ may / ☐ may not execute the proposed transaction described above.  Pre-Clearance of authorized trade(s) are valid for only 24 hours.

_______________________

Authorized by CCO/Jim Engelken/Randy Swan

_______________________

Date of Response:

Exhibit “G”

Swan Capital Management, Inc

Annual Certification of Compliance

with the Personal Securities Transactions, Disclosure Requirements

and Code of Ethics for Swan Capital Management, Inc.

In accordance with the policies and procedures regarding Personal Securities Transactions and the Code of Ethics for Swan Capital Management, Inc., I certify that during the year ended as of December 31,

1.

I have fully disclosed all Covered Securities holdings in which I have Beneficial Ownership.

2.

I have obtained pre-clearance for all Covered Securities transactions in which I have Beneficial Ownership, except for transactions exempt from pre-clearance, or for which I have received a written exception from the Chief Compliance Officer.

3.

I have reported all Covered Securities transactions in which I have Beneficial Ownership, except for transactions exempt from reporting, or for which I have received a written exception from the Chief Compliance Officer.

4.

I have complied with the Code of Ethics in all other respects.

_____________________________________

Print Name

_____________________________________

Signature

Dated:  __________________, 20

_______________________

Reviewed by: CCO/Jim Engelken or Randy Swan

_______________________

Date

Exhibit “H”

Swan Capital Management, Inc

Annual Certification of Compliance – Rule 206(4)-7

Response to Review and Update

Of Policies and Procedures Manual

In accordance with the Rule 206(4)-7, the Policies and Procedures and the Code of Ethics for Swan Capital Management, Inc., All known Policies and Procedures for the Company and deemed necessary by the Securities and Exchange Commission have been reviewed and updated as necessary for the company, Swan Capital Management, Inc.

Policy and Procedures Manual Observations and Updates: (attach additional pages).

I certify that during the year ended as of December 31,      , I ____________________________CCO, has reviewed the Policies and Procedures of the Company, reviewed same with the compliance review team, and updated the manual as deemed necessary.

_____________________________________

CCO/Reviewed by:

_____________________________________

Signature

Dated:  __________________, 20

Exhibit “I”

Swan Capital Management, Inc

Whistleblower Policy – Complaint Submittal Form

General Instructions:

An employee of the Adviser who is reporting questionable accounting or auditing matters of the Adviser may or may not do so on an anonymous basis, at his sole discretion.  A non-employee’s complaint might not be reviewed if he fails to complete Part I(3) of this complaint form.

Please be advised that federal law prohibits the Adviser, as well as its officers, employees, or agents, from discharging, demoting, suspending, threatening, harassing, or otherwise discriminating against anyone who in good faith reports illegal activities of the Adviser.

Part I

1.

☐

I would like to discuss this matter with the Chief Executive Officer.

2.

☐

I am an employee or officer of the Adviser and wish to remain anonymous.

3.

☐

I hereby authorize the disclosure of my identity if the Audit Committee Chairman reasonably believes it is necessary or appropriate (see General Instructions above).

Name:

Address:

Telephone Number:

E-Mail:

 Part II

1.

 Summary Description of Alleged Violation:

2.

Alleged Violation is:  ☐ Ongoing ☐ Completed  ☐ Unclear whether ongoing or completed

3.

Department(s) suspected of alleged violation, if applicable:

4.

Individual(s) suspected of alleged violation, if applicable:

5.

Describe all relevant facts of the alleged violation:

6.

Describe how you became aware of the alleged violation:

7.

Describe any steps taken to address the alleged violation prior to submitting this complaint, if any:

8.

Who, if anyone, may be harmed or affected by this violation:

Exhibit “J”

Swan Capital Management, Inc

SOCIAL MEDIA ACCOUNT APPROVAL

As Chief Compliance Officer of {Swan Capital Management, Inc} (the “Adviser”), I hereby approve {Investment Advisory Rep_______________________________} to use the following personal blogs or social media accounts whether for his or her personal promotion of the Adviser’s investment advisory services or otherwise, subject to compliance with the Adviser’s policies for use of social media.

Signed:

Printed Name:

Title:  Chief Compliance Officer

Date:

Exhibit “K”

Swan Capital Management, Inc

Investment Adviser Representative Social Media Account Review Authorization

I

, as an investment adviser representative with {Swan Capital Management, Inc} (the “Adviser”), authorize the Adviser access to all blogs and/or social media accounts that I have previously disclosed or will open and disclose in the future for purposes of Adviser’s regulatory supervisory responsibilities and recordkeeping.

By signing this authorization, I acknowledge that I have no expectations of privacy with respect to comments, posts, or other communications that may be found on my blogs or social media sites.  I understand that the Adviser, by enacting its social media policies and procedures, does not interfere with my rights under the National Labor Relations Act.  I agree to abide by all social media policies and procedures as implemented by the Adviser and acknowledge that my right to use these social media accounts is contingent on my compliance with these policies and procedures.

Signed:

Printed Name:

Date: